Exhibit 99.1

FOR IMMEDIATE RELEASE CONTACT: Geoffrey Mogilner Midway (Investors) (773) 961-2222 gmogilner@midway.com	Joseph N. Jaffoni, Carol Young Jaffoni & Collins Incorporated (212) 835-8500 mwy@jcir.com
MIDWAY COMPLETES SALE OF $75 MILLION
CONVERTIBLE NOTES OFFERING
CHICAGO, Illinois, September 19, 2005 — Midway Games Inc. (NYSE:MWY) announced today it had completed the private placement of $75 million of 6% Convertible Senior Notes due 2025 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. Midway will receive net proceeds of approximately $72.3 million from the offering.
Midway intends to use the proceeds from the offering for general corporate purposes, including working capital, capital expenditures and future acquisitions of, or strategic alliances with, development companies or other companies involved in the development or production of videogames.
David F. Zucker, president and chief executive officer, commented, “We are pleased with the strong response by investors to this offering which we believe indicates their confidence in our growth strategy. The funding will give us the flexibility to continue to expand our publishing business and build our intellectual property portfolio to solidify our position as a leading publisher during the next console cycle.”
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws. Unless so registered, the notes and common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
About Midway Games
Headquartered in Chicago, IL with offices in San Diego, CA, Seattle, WA, Austin, TX, Los Angeles, CA, Munich, Germany, London, UK, and Adelaide, AUS, Midway Games Inc. (NYSE:MWY) is a leading developer and publisher of interactive entertainment software for major videogame systems. More information about Midway can be obtained at www.midway.com.
This press release contains “forward-looking statements” within the meaning of the federal securities laws concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involve risks and uncertainties.

The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the upcoming console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and in the more recent filings made by the Company with the Securities and Exchange Commission.
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